EXHIBIT 99.1

Piedmont Office Realty Trust Reports First Quarter 2019 Results
ATLANTA, May 1, 2019--Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of Class A office properties in select sub-markets located primarily within eight major Eastern U.S. office markets, today announced its results for the quarter ended March 31, 2019.

Highlights for the Quarter Ended March 31, 2019:

•
Reported net income applicable to common stockholders of $50.2 million, or $0.40 per diluted share, for the quarter ended March 31, 2019, as compared with $57.8 million, or $0.42 per diluted share, for the quarter ended March 31, 2018;

•	Achieved Core Funds From Operations ("Core FFO") of $0.45 per diluted share for the quarter ended March 31, 2019, as compared with $0.43 per diluted share for the quarter ended March 31, 2018;

•	Sold One Independence Square, an approximately 334,000 square foot office building located in the Southwest submarket of Washington, D.C., for approximately $170 million, or $508 psf.

•	Reported a 3.7% increase in Same Store NOI- Cash Basis as compared to the quarter ended March 31, 2018;

•	Completed approximately 322,000 square feet of leasing during the quarter ended March 31, 2019, with approximately 43% related to new leasing and a 9.4% roll up in cash rents;

•	Additionally, signed a 4-month extension on approximately 480,000 square feet with the State of New York in anticipation of a longer term, 18-year, renewal;

•	Repurchased 728,000 shares of the Company's common stock at an average price of $17.14 per share; and

•	Announced the retirement of Donald A. Miller, CFA as CEO, effective on June 30, 2019, and the promotion of C. Brent Smith to CEO on that date.

Donald A. Miller, CFA, Chief Executive Officer, said, "In light of my announced retirement, which is the culmination of a thoughtful succession planning process, I am proud of what we have achieved over the last 12 years together in transforming our portfolio of office properties into eight strategic markets. I am also blessed to be stepping down while the economy, as well as the Company, is performing at a high level. As a top-quartile performer in terms of total shareholder return in the office REIT sector over the last five years, this quarter’s operating results are excellent, with strong leasing activity across all our markets, the orderly disposition of another fully-stabilized, non-strategic asset at a significant gain, and continued growth in rental rates and same-store net operating income.”

Results for the Quarter ended March 31, 2019
Piedmont recognized net income applicable to common stockholders for the three months ended March 31, 2019 of $50.2 million, or $0.40 per diluted share, as compared with $57.8 million, or $0.42 per diluted share, for the three months ended March 31, 2018. The current quarter's results include a $37.9 million, or $0.30 per diluted share, gain on sale primarily associated with the sale of One Independence Square in Washington, D.C, whereas the first quarter of 2018 included a $45.2 million, or $0.33 per diluted share, gain associated with the sale of certain non-core assets in a 14-property portfolio. Additionally, when compared to the previous year, the current quarter's results per share reflect increased operating income as a result of higher overall occupancy in the portfolio during the three months ended March 31, 2019.

Funds From Operations ("FFO"), which removes the impact of the gains on sales mentioned above (as well as depreciation and amortization), was $0.45 per diluted share for the three months ended March 31, 2019, as compared with $0.41 per diluted share for the three months ended March 31, 2018. Core FFO, which further removes the prior year's first quarter $(1.7) million loss on extinguishment of debt, was $0.45 per diluted share for the quarter ended March 31, 2019 as compared with $0.43 per diluted share for the quarter ended March 31, 2018. Despite significant net disposition activity since January 1, 2018, both FFO and Core FFO per diluted share increased due to higher occupancy levels and increased rental rates during the three months ended March 31, 2019.

Net income applicable to common stockholders per share, FFO per share, and Core FFO per share for the quarter ended March 31, 2019 were all additionally favorably impacted by a 10.0 million share decrease in our weighted average shares outstanding as a result of share repurchase activity pursuant to the Company's stock repurchase program since January 1, 2018.

Total revenues and property operating costs were $132.9 million and $51.8 million, respectively, for the three months ended March 31, 2019, compared to $129.9 million and $51.9 million, respectively, for the first quarter of 2018. Decreases in both revenues and property operating costs as a result of property sales were substantially offset by increases due to properties acquired, higher overall rental rates, and increased occupancy.

General and administrative expense was $9.4 million for the first quarter of 2019 compared to $6.6 million for the same period in 2018, with the $2.8 million increase primarily attributable to increased accruals for potential performance-based compensation as a result of an increase in the Company's stock price during the current period.

Leasing Update

During the three months ended March 31, 2019, Piedmont entered into a 4-month extension with its largest tenant, New York State, at its 60 Broad Street building in downtown Manhattan prior to the tenant’s lease expiring on March 31, 2019. Since the lease renewal negotiations were not anticipated to conclude prior to the original lease expiration date, the lease was extended on a short-term basis to allow for an orderly resolution to the final outstanding items under negotiation. The Company continues to partner with New York State, and expects to enter into, an approximate 18-year lease renewal for a significant majority of the tenant’s current approximately 480,000 square feet of space in the building.

Additionally, the Company completed approximately 322,000 square feet of leasing in its other markets during the first quarter, with approximately 43% of that activity related to new tenant leases. Highlights included the following:

•
Atlanta: IG Design Group executed a renewal and expansion totaling 28,000 sf for 6+ years through 2025 at Glenridge Highlands One. Also in Atlanta, Continental Casualty Company renewed 16,000 sf for 5+ years, and Greensky Trade Credit expanded its current lease through 2022 by approximately 13,000 sf at Glenridge Highlands Two.

•	Boston: At the Company’s 25 Burlington Mall Rd property, Merrill Lynch renewed its 21,000 sf lease for 5 more years through 2025.

•	Washington, D.C.: Venesco-SaiTech J.V. executed a new, five-year lease to 2024 for 15,000 sf at Piedmont’s 400 Virginia Avenue building.

•	Chicago: At 500 West Monroe Street, Antares Capital, L.P. signed a 14,000 sf new lease for 8+ years through 2027.

•	Dallas: Uniden America Corporation signed a renewal lease for approximately 14,000 sf for five more years through 2025 at 161 Corporate Center in Las Colinas.

•
Orlando: Cowen Inc. executed a 12,000 sf new lease for 6+ years through 2025 at the 400 TownPark building in Lake Mary, and in downtown Orlando at 200 Orange Ave., Orlando Health, Inc. renewed its 10,000 sf lease through 2022.

The Company's reported leased percentage remained at approximately 93.3%, consistent with December 31, 2018. Weighted average remaining lease term was 6.4 years as of March 31, 2019, as compared to 6.6 years as of December 31, 2018. Same Store NOI increased 3.7% and 3.1% on a cash and accrual basis, respectively, for the three months ended March 31, 2019 as compared to the three months ended March 31, 2018. With increased overall occupancy, Same Store NOI on a cash basis was favorably impacted by the expiration of lease abatements and $1.4 million more of net termination fee income received during the three months ended March 31, 2019 as compared to the first quarter of the previous year. Same Store NOI on an accrual basis was additionally favorably impacted by the commencement of leases throughout the portfolio. Details outlining Piedmont's largest upcoming lease expirations, the status of certain major leasing activity, and a schedule of the largest lease abatement periods can be found in the Company's quarterly supplemental information package available at www.piedmontreit.com.

Transactional Update

As previously reported, during the three months ended March 31, 2019, Piedmont completed the $170 million sale of the 334,000 square foot One Independence Square building located in the Southwest sub-market of Washington, D.C. and recorded a $33.2 million gain on sale.

Second Quarter 2019 Dividend Declaration

On May 1, 2019, the board of directors of Piedmont declared dividends for the second quarter of 2019 in the amount of $0.21 per share on its common stock to stockholders of record as of the close of business on May 31, 2019, payable on June 21, 2019.

Subsequent Event

On April 25, 2019, Piedmont entered into a binding contract to acquire Galleria 100, an 18-story, approximately 414,000 square foot, Class A office building located within the Galleria development in Atlanta's Cumberland/Galleria office submarket where Piedmont has two existing assets, Galleria 200 and 300.

Guidance for 2019

Based on management's expectations, the Company affirms its previous guidance for full-year 2019 as follows:

(in millions, except per share data)	Low		High
Net Income	$84	-	$87
Add:
Depreciation	110	-	114
Amortization	62	-	65
Less: Gain on Sale of Real Estate Assets	(37)	-	(39)
NAREIT and Core FFO applicable to common stock	$219	-	$227
NAREIT and Core FFO per diluted share	$1.74	-	$1.80

These estimates reflect management's view of current market conditions and incorporate certain economic and operational assumptions and projections, including the impacts from the disposition of One Independence Square and acquisition of Galleria 100, discussed above. The guidance ignores the effect of any speculative acquisition or disposition activity. Actual results could differ materially from these estimates based on a variety of factors, particularly the timing of any future acquisitions and dispositions, as well as those factors discussed under "Forward Looking Statements" below.

Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to lease commencements and expirations, abatement periods, the timing of repairs and maintenance, capital expenditures, capital markets activities, seasonal general and administrative expenses, accrued potential performance-based compensation expenses, and one-time revenue or expense events. In addition, the Company's guidance is based on information available to management as of the date of this release.

Non-GAAP Financial Measures

To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this release and the accompanying quarterly supplemental information as of and for the period ended March 31, 2019 contain certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, AFFO, Same Store NOI (cash and accrual basis), Property NOI (cash and accrual basis), EBITDAre, and Core EBITDA. Definitions and reconciliations of each of these non-GAAP measures to their most comparable GAAP metrics are included below and in the accompanying quarterly supplemental information.
Each of the non-GAAP measures included in this release and the accompanying quarterly supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release and the accompanying quarterly supplemental information may not be comparable to similarly titled measures disclosed by other companies, including other REITs. The Company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations.

Conference Call Information

Piedmont has scheduled a conference call and an audio web cast for Thursday, May 2, 2019 at 11:00 A.M. Eastern daylight time. The live audio web cast of the call may be accessed on the Company's website at www.piedmontreit.com in the Investor Relations section. Dial-in numbers are (877) 407-0778 for participants in the United States and Canada and (201) 689-8565 for international participants. A replay of the conference call will be available through 11 A.M. Eastern daylight time on May 16, 2019, and may be accessed by dialing (877) 481-4010 for participants in the United States and Canada and (919) 882-2331 for international participants, followed by conference identification code 46070. A web cast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio web cast and conference call, the Company's management team will review first quarter 2019 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly supplemental information as of and for the period ended March 31, 2019 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, redeveloper, and operator of high-quality, Class A office properties in select sub-markets located primarily within eight major Eastern U.S. office markets. Its geographically-diversified, almost $5 billion portfolio is currently comprised of approximately 16 million square feet. The Company is a fully-integrated, self-managed real estate investment trust (REIT) with local management offices in each of its major markets and is investment-grade rated by Standard & Poor’s (BBB) and Moody’s (Baa2). For more information, see www.piedmontreit.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include the Company's expectations regarding the renewal of the lease with the State of New York and the estimated range of Net Income, Depreciation, Amortization, Gain on

Sale of Real Estate Assets, NAREIT FFO/Core FFO and NAREIT FFO/Core FFO per diluted share for the year ending December 31, 2019.

The following are some of the factors that could cause the Company`s actual results and its expectations to differ materially from those described in the Company`s forward-looking statements: Economic, regulatory, socio-economic and/or technology changes (including accounting standards) that impact the real estate market generally, or that could affect patterns of use of commercial office space; the impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions affecting the office sector in general and the specific markets in which we operate; lease terminations or lease defaults, particularly by one of our large lead tenants; adverse market and economic conditions, including any resulting impairment charges on both our long-lived assets or goodwill resulting therefrom; the success of our real estate strategies and investment objectives, including our ability to identify and consummate suitable acquisitions and divestitures; the illiquidity of real estate investments, including regulatory restrictions to which REITS are subject and the resulting impediment on our ability to quickly respond to adverse changes in the performance of our properties; the risks and uncertainties associated with our acquisition and disposition of properties, many of which risks and uncertainties may not be known at the time of acquisition or disposition; development and construction delays and resultant increased costs and risks; our real estate development strategies may not be successful; future acts of terrorism in any of the major metropolitan areas in which we own properties, or future cybersecurity attacks against us or any of our tenants; costs of complying with governmental laws and regulations; additional risks and costs associated with directly managing properties occupied by government tenants; significant price and volume fluctuations in the public markets, including on the exchange which we listed our common stock; the effect of future offerings of debt or equity securities or changes in market interest rates on the value of our common stock; changes in the method pursuant to which the LIBOR rates are determined and the potential phasing out of LIBOR after 2021; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of our governmental tenants, including an increased risk of default by government tenants during periods in which state or federal governments are shut down or on furlough; any change in the financial condition of any of our large lead tenants; changes in the financial condition of our tenants directly or indirectly resulting from the United Kingdom’s referendum to withdraw from the European Union; the effect of any litigation to which we are, or may become, subject; changes in tax laws impacting REITs and real estate in general, as well as our ability to continue to qualify as a REIT under the Internal Revenue Code of 1986 (the “Code”); the future effectiveness of our internal controls and procedures; and other factors, including the risk factors discussed under Item 1A. of Piedmont’s Annual Report on Form 10-K for the year ended December 31, 2018.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
(in thousands)

	March 31, 2019	December 31, 2018
	(unaudited)
Assets:
Real estate assets, at cost:
Land	$507,369	$507,422
Buildings and improvements	3,090,741	3,077,189
Buildings and improvements, accumulated depreciation	(797,112)	(772,093)
Intangible lease assets	162,509	165,067
Intangible lease assets, accumulated amortization	(91,235)	(87,391)
Construction in progress	13,225	15,848
Real estate assets held for sale, gross	—	159,005
Real estate assets held for sale, accumulated depreciation and amortization	—	(48,453)
Total real estate assets	2,885,497	3,016,594
Cash and cash equivalents	4,625	4,571
Tenant receivables	11,693	10,800
Straight line rent receivables	167,346	162,589
Restricted cash and escrows	1,433	1,463
Prepaid expenses and other assets	23,529	25,356
Goodwill	98,918	98,918
Interest rate swaps	554	1,199
Deferred lease costs, gross	432,796	433,759
Deferred lease costs, accumulated depreciation	(192,949)	(183,611)
Other assets held for sale, gross	—	23,237
Other assets held for sale, accumulated depreciation	—	(2,446)
Total assets	$3,433,442	$3,592,429
Liabilities:
Unsecured debt, net of discount and unamortized debt issuance costs	$1,375,646	$1,495,121
Secured debt, net of premiums and unamortized debt issuance costs	190,109	190,351
Accounts payable, accrued expenses, and accrued capital expenditures	81,309	102,519
Dividends payable	—	26,972
Deferred income	27,053	28,779
Intangible lease liabilities, less accumulated amortization	33,360	35,708
Interest rate swaps	2,443	839
Total liabilities	1,709,920	1,880,289
Stockholders' equity :
Common stock	1,256	1,262
Additional paid in capital	3,686,017	3,683,186
Cumulative distributions in excess of earnings	(1,971,184)	(1,982,542)
Other comprehensive income	5,667	8,462
Piedmont stockholders' equity	1,721,756	1,710,368
Non-controlling interest	1,766	1,772
Total stockholders' equity	1,723,522	1,712,140
Total liabilities and stockholders' equity	$3,433,442	$3,592,429

Number of shares of common stock outstanding as of end of period	125,597	126,219

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands, except for per share data)

	Three Months Ended
	3/31/2019	3/31/2018
Revenues:
Rental and tenant reimbursement revenue	$126,166	$124,448
Property management fee revenue	1,992	309
Other property related income	4,778	5,143
Total revenues	132,936	129,900
Expenses:
Property operating costs	51,805	51,859
Depreciation	26,525	27,145
Amortization	17,700	16,733
General and administrative	9,368	6,552
Total operating expenses	105,398	102,289
Other income (expense):
Interest expense	(15,493)	(13,758)
Other income	277	446
Loss on extinguishment of debt	—	(1,680)
Gain on sale of real estate assets	37,887	45,209
Total other income	22,671	30,217
Net income	50,209	57,828
Plus: Net income/(loss) applicable to noncontrolling interest	(1)	2
Net income applicable to Piedmont	$50,208	$57,830
Weighted average common shares outstanding - diluted*	126,181	136,183
Net income per share applicable to common stockholders - diluted	$0.40	$0.42
*Number of shares of common stock outstanding as of end of period	125,597	130,025

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended
	3/31/2019	3/31/2018
GAAP net income applicable to common stock	$50,208	$57,830
Depreciation of real estate assets(1)	26,309	26,969
Amortization of lease-related costs	17,685	16,716
Gain on sale of real estate assets	(37,887)	(45,209)
NAREIT Funds From Operations applicable to common stock*	56,315	56,306
Loss on extinguishment of debt	—	1,680
Core Funds From Operations applicable to common stock*	56,315	57,986
Amortization of debt issuance costs, fair market adjustments on notes payable, and discounts on debt	523	466
Depreciation of non real estate assets	208	169
Straight-line effects of lease revenue	(2,683)	(3,473)
Stock-based and other non-cash compensation	2,780	288
Net effect of amortization of above/below-market in-place lease intangibles	(1,998)	(1,643)
Non-incremental capital expenditures (2)	(3,367)	(7,953)
Adjusted funds from operations applicable to common stock	$51,778	$45,840
Weighted average common shares outstanding - diluted*	126,181	136,183
Funds from operations per share (diluted)	$0.45	$0.41
Core funds from operations per share (diluted)	$0.45	$0.43

*Number of shares of common stock outstanding as of end of period	125,597	130,025

(1) Excludes depreciation of non real estate assets.
(2) Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure.

*Definitions:

Funds From Operations ("FFO"): The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property and impairment losses, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that FFO is helpful to investors as a supplemental performance measure because it excludes the effects of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. The Company also believes that FFO can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): The Company calculates Core FFO by starting with FFO, as defined by NAREIT, and adjusting for gains or losses on the extinguishment of swaps and/or debt, acquisition-related expenses (that are not capitalized) and any significant non-recurring items. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to the Company’s core business operations. As a result, the Company believes that Core FFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential. Other REITs may not define Core FFO in the same manner as the Company; therefore, the Company’s computation of Core FFO may not be comparable to that of other REITs.

Adjusted Funds From Operations ("AFFO"): The Company calculates AFFO by starting with Core FFO and adjusting for non-incremental capital expenditures and acquisition-related costs (that are not capitalized) and then adding back non-cash items including: non-real estate depreciation, straight-lined rents and fair value lease adjustments, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that AFFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments. Other REITs may not define AFFO in the same manner as the Company; therefore, the Company’s computation of AFFO may not be comparable to that of other REITs.

Piedmont Office Realty Trust, Inc.
EBITDAre, Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Three Months Ended		Three Months Ended
	3/31/2019	3/31/2018	3/31/2019	3/31/2018

GAAP net income applicable to common stock	$50,208	$57,830	$50,208	$57,830
Net (gain)/loss applicable to noncontrolling interest	1	(2)	1	(2)
Interest expense	15,493	13,758	15,493	13,758
Depreciation	26,518	27,139	26,518	27,139
Amortization	17,685	16,716	17,685	16,716
Gain on sale of real estate assets	(37,887)	(45,209)	(37,887)	(45,209)
EBITDAre	72,018	70,232	72,018	70,232
Loss on extinguishment of debt	—	1,680	—	1,680
Core EBITDA*	72,018	71,912	72,018	71,912
General & administrative expenses	9,368	6,552	9,368	6,552
Management fee revenue	(1,822)	(150)	(1,822)	(150)
Other income	(62)	(230)	(62)	(230)
Straight line effects of lease revenue	(2,683)	(3,473)
Amortization of lease-related intangibles	(1,998)	(1,643)
Property NOI*	74,821	72,968	79,502	78,084
Net operating income from:
Acquisitions	(3,101)	(175)	(3,478)	(263)
Dispositions	(2,853)	(5,427)	(1,616)	(4,846)
Other investments(1)	(38)	(992)	(50)	(854)
Same Store NOI *	$68,829	$66,374	$74,358	$72,121
Change period over period in Same Store NOI	3.7%	N/A	3.1%	N/A

(1)Other investments consist of our investments in active redevelopment and development projects, land, and recently completed redevelopment and development projects for which some portion of operating expenses were capitalized during the current or prior reporting periods. The operating results from Two Pierce Place in Itasca, IL are included in this line item.

*Definitions:

EBITDAre: The Company calculates EBITDAre in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines EBITDAre as net income (computed in accordance with GAAP) adjusted for gains or losses from sales of property, impairment losses, depreciation on real estate assets, amortization on real estate assets, interest expense and taxes, along with the same adjustments for unconsolidated partnerships and joint ventures. Some of the adjustments mentioned can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. EBITDAre is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that EBITDAre is helpful to investors as a supplemental performance measure because it provides a metric for understanding the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization) and capitalization and capital structure expenses (such as interest expense and taxes). The Company also believes that EBITDAre can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define EBITDAre in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of EBITDAre may not be comparable to that of such other REITs.

Core EBITDA: The Company calculates Core EBITDA as net income (computed in accordance with GAAP) before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property and other significant infrequent items that create volatility within our earnings and make it difficult to determine the earnings generated by our core ongoing business. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the

Company’s operating performance. The Company believes that Core EBITDA is helpful to investors as a supplemental performance measure because it provides a metric for understanding the performance of the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization), as well as items that are not part of normal day-to-day operations of the Company’s business. Other REITs may not define Core EBITDA in the same manner as the Company; therefore, the Company’s computation of Core EBITDA may not be comparable to that of other REITs.

Property Net Operating Income ("Property NOI"): The Company calculates Property NOI by starting with Core EBITDA and adjusting for general and administrative expense, income associated with property management performed by Piedmont for other organizations and other income or expense items for the Company, such as interest income from loan investments or costs from the pursuit of non-consummated transactions. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Property NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Property NOI is helpful to investors as a supplemental comparative performance measure of income generated by its properties alone without the administrative overhead of the Company. Other REITs may not define Property NOI in the same manner as the Company; therefore, the Company’s computation of Property NOI may not be comparable to that of other REITs.

Same Store Net Operating Income ("Same Store NOI"): The Company calculates Same Store NOI as Property NOI attributable to the properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store NOI also excludes amounts attributable to unconsolidated joint venture and land assets. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other REITs may not define Same Store NOI in the same manner as the Company; therefore, the Company’s computation of Same Store NOI may not be comparable to that of other REITs.